Exhibit 99.1

Covidien plc
Consolidated Statement of Income
Quarter Ended March 29, 2013
(dollars in millions, except per share data)

	GAAP	Reclass to Discontinued Operations(1)	Adjusted for Discontinued Operations(2) (3)
Net sales	$3,103	$(573)	$2,530
Cost of goods sold	1,316	(314)	1,002
Gross profit	1,787	(259)	1,528
Selling, general and administrative expenses	968	(138)	830
Research and development expenses	162	(40)	122
Restructuring charges, net	61	(7)	54
Operating income	596	(74)	522
Interest expense	(50)	(1)	(51)
Interest income	3	(1)	2
Other income, net	16	1	17
Income from continuing operations before income taxes	565	(75)	490
Income tax expense	124	(14)	110
Income from continuing operations	441	(61)	380
(Loss) income from discontinued operations, net of income taxes	(2)	61	59
Net income	$439	$—	$439

Basic earnings per share:
Income from continuing operations	$0.93	$(0.13)	$0.80
Income from discontinued operations	—	0.13	0.13
Net income	0.93	—	0.93
Diluted earnings per share:
Income from continuing operations	$0.93	$(0.13)	$0.80
Income from discontinued operations	—	0.13	0.12
Net income	0.92	—	0.92
Weighted-average number of shares outstanding (in millions):
Basic	471	471	471
Diluted	476	476	476

(1) Represents the expected impact on our GAAP results of reclassifying our Pharmaceuticals segment to discontinued operations. We expect this business to be included in discontinued operations beginning with the third quarter of fiscal 2013.

(2)  As discussed in note 1, we expect our Pharmaceuticals segment to be included in discontinued operations beginning with the third quarter of fiscal 2013, at which time we expect these amounts to become our new GAAP results.

(3) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold			$40
Selling, general and administrative expenses			16
			$56

Covidien plc
Non-GAAP Reconciliation
(dollars in millions, except per share data)

	Quarter Ended March 29, 2013
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

GAAP	$3,103	$1,787	57.6%	$596	19.2%	$565	$441	$0.93
Reclass to discontinued operations (2)	(573)	(259)	45.2	(74)	12.9	(75)	(61)	(0.13)
Adjusted for discontinued operations (3)	2,530	1,528	60.4	522	20.6	490	380	0.80
Non-GAAP adjustments:
Restructuring and related charges, net (4)	—	1		55		55	38	0.08
Transaction costs (5)	—	—		(6)		(14)	(13)	(0.03)
Tax matters (6)	—	—		—		—	40	0.08
Non-GAAP, revised for discontinued operations	2,530	1,529	60.4	571	22.6	531	445	0.93
Non-GAAP, as previously presented	3,103	1,788	57.6	688	22.2	649	535	1.12
Non-GAAP impact of discontinued operations (7)	$(573)	$(259)	45.2	$(117)	20.4	$(118)	$(90)	(0.19)

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2)  Represents the expected impact on our GAAP results of reclassifying our Pharmaceuticals segment to discontinued operations. We expect this business to be included in discontinued operations beginning with the third quarter of fiscal 2013.

(3)  As discussed in note 2, we expect our Pharmaceuticals segment to be included in discontinued operations beginning with the third quarter of fiscal 2013, at which time we expect these amounts to become our new GAAP results.

(4) Amount includes accelerated depreciation, which is included in cost of goods sold.

(5)  Includes acquisition-related costs, $6 million of which relates to an adjustment to contingent consideration and is included in selling, general and administrative expenses and $8 million of which relates to a gain on the sale of our non-controlling interest in CV Ingenuity and is included in other income.

(6)  Includes $47 million of tax expense generated in connection with the restructuring of legal entities in advance of the separation of our Pharmaceuticals business, partially offset by $7 million related to the fiscal 2012 portion of the retroactive re-enactment of the U.S. research and development tax credit.

(7) Represents the impact on our previously presented non-GAAP amounts of reclassifying our Pharmaceuticals segment to discontinued operations.